Exhibit 99.1

445 Pine Avenue, Goleta, CA  93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports Q3 Results

Goleta, California, October 19, 2009 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $69,000 for the quarter ended September 30, 2009 (2009 Q3), compared to net income of $675,000 for the quarter ended September 30, 2008 (2008 Q3).  For the nine months ended September 30, 2009, the Company reported a net loss of $(5,860,000) compared to net income of $1,420,000 for the nine months ended September 30, 2008.  Net income per diluted share available to common shareholders, after the preferred stock dividends, was $(.03) for 2009 Q3 compared to $.11 for 2008 Q3.

Net Interest Income

Net interest income for the comparative quarter ended September 30, 2009 increased by $1,137,000, as the Company’s net interest margin increased by 52 basis points, to 4.12% for 2009 Q3 from 3.60% for 2008 Q3.

Total interest income for the comparative quarter ended September 30, 2009 decreased by $958,000.  A $1,321,000 decrease is attributed to lower interest rates and is partially offset by a $363,000 increase attributed to loan growth.

Interest expense on deposits for the comparative quarter decreased by $1,769,000.  $1,641,000 of the decrease is attributed to lower interest rates.  Interest expense on borrowings decreased $326,000, primarily due to lower interest rates.

Provision for Loan Losses

The Company recorded a $2,592,000 loan loss provision in 2009 Q3, reflecting the detailed evaluation of its loan portfolio in the context of the overall challenging economic environment which has persisted for the last year.  While a substantial part of the deterioration and downgrades to specific loans in its portfolio was recognized in 2009 Q1, there continues to be ongoing credit problems primarily relating to business loans, elevating the component of the allowance calculation related to historical loan losses.  In general, the Company has experienced elevated levels of loan losses over the past year thereby resulting in a significantly higher allowance requirement.  The migration of the losses through the loan portfolio resulted in a calculated increase in the allowance from $7.3 million at December 31, 2008 to $13.3 million at September 30, 2009.  This increase is directly related to the effect of historical loan losses on our estimate of losses inherent in the portfolio as of the balance sheet dates and does not necessarily reflect expected future losses.  In addition, non-accrual loans slightly increased from $16.9 million at December 31, 2008 to $17.8 million at September 30, 2009.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $232,000 in 2009 Q3 compared to 2008 Q3, primarily because 2008 Q3 included gains on loan sales.

Non-interest expenses were flat in the comparative quarters.  While salaries and employee benefits decreased by $498,000, this was offset primarily by an increase of $301,000 in the FDIC deposit insurance assessment and expenses related to disposals of foreclosed assets and an increase in the reserve on undisbursed loans.

BALANCE SHEET

The Company’s total assets increased $17.4 million to $674.4 million at September 30, 2009 compared to $657.0 million at December 31, 2008.  Net loans increased by $12.1 million and combined liquid assets and investment securities decreased by a net of $1.1 million.

On the funding side, as of September 30, 2009, deposits increased by $54.3 million while FHLB and FRB advances decreased by $30.0 million compared to December 31, 2008.

CAPITAL

As of September 30, 2009, the Company had $60.3 million in total shareholders’ equity, or 8.95% of consolidated total assets, and book value per common share was $7.75.  The Company and Community West Bank continue to operate at capital levels in excess of the “well capitalized” benchmarks.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “Our 2009 ongoing margin improvement and Q1 cost reductions continue to enhance our positive operating earnings.  With the banking and operating environment still unsettled, our resources are remaining focused on credit quality and our overall balance sheet strength."

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.
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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30	December 31
	2009	2008

Cash and cash equivalents	$8,679	$12,253
Interest-earning deposits in other financial institutions	832	812
Investment securities	40,411	37,975
Loans:
Held for sale	99,611	131,786
Held for investment	506,835	456,630
Less: Allowance	(13,274)	(7,341)
Net held for investment	493,561	449,289
NET LOANS	593,172	581,075

Other assets	31,258	24,866

TOTAL ASSETS	$674,352	$656,981

Deposits	$529,697	$475,439
FHLB and FRB advances	80,000	110,000
Other liabilities	4,331	4,924
TOTAL LIABILITIES	614,028	590,363

Stockholders' equity	60,324	66,618

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$674,352	$656,981

Shares outstanding	5,915	5,915

Book value per common share	$7.75	$8.84

Non-accrual loans, net	$17,770	$16,903

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest income	$10,378	$11,336	$30,795	$34,727
Interest expense	3,467	5,562	11,887	16,989
Net interest income	6,911	5,774	18,908	17,738
Provision for loan losses	2,592	652	15,890	3,856
Net interest income (loss) after provision for loan losses	4,319	5,122	3,018	13,882

Non-interest income	966	1,198	3,389	4,252
Non-interest expenses	5,165	5,154	16,355	15,647
Income (loss) before income taxes	120	1,166	(9,948)	2,487
Provision (benefit) for income taxes	51	491	(4,088)	1,067

NET INCOME (LOSS)	$69	$675	$(5,860)	$1,420

Preferred stock dividends	261	-	784	-

NET INCOME (LOSS) AVAILABLE TO
COMMON SHAREHOLDERS	$(192)	$675	$(6,644)	$1,420

Earnings (loss) per common share:
Basic	$(0.03)	$0.11	$(1.12)	$0.24
Diluted	(0.03)	0.11	(1.12)	0.24

Weighted average shares:
Basic	5,915	5,915	5,915	5,912
Diluted	5,915	5,918	5,915	5,955

Selected average balance sheet items

Average assets	$676,625	$651,732	$673,820	$638,788
Average gross loans	606,066	577,682	603,802	565,942
Average deposits	504,029	491,533	492,316	472,942